UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/01/2007

TRIMERIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2007, Trimeris, Inc. (the "Company") amended the terms of the executive employment agreement with Carol A. Ohmstede dated August 1, 2006 (the "Ohmstede Agreement"). The Ohmstede Agreement sets forth the terms and conditions under which Ms. Ohmstede serves as Vice President of Alliances and Project Planning. The amendment extends the term of the Ohmstede Agreement to December 31, 2008. Prior to the amendment, the termination date of the Ohmstede Agreement was October 1, 2007.

Under the Ohmstede Agreement, Ms. Ohmstede receives an annual salary of $215,004 and is entitled to receive certain other compensation, including a potential bonus based upon the achievement of financial and other performance criteria. Under the Ohmstede Agreement, in the event that Ms. Ohmstede's employment is terminated other than for Cause, death or Disability or upon her resignation for Good Reason (as these terms are defined in the Ohmstede Agreement), Ms. Ohmstede will be entitled to certain severance payments and benefits, including payment equal to fifteen-months at her then current salary rate in exchange for her execution of a release of claims. Ms. Ohmstede is subject to non-competition restrictions during the term of her employment and for one year thereafter.

Also on August 1, 2007, the Company amended the terms of the executive employment agreement with Andrew L. Graham dated March 9, 2007 (the "Graham Agreement"). The Graham Agreement sets forth the terms and conditions under which Mr. Graham serves as Director of Finance. The amendment extends the term of the Graham Agreement to December 31, 2008. Prior to the amendment, the termination date of the Graham Agreement was March 9, 2008. The Graham Agreement was filed in its entirety as Exhibit 10.3 to a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2007.

On August 2, 2007, the Company entered into an engagement agreement with Hickey & Hill, Inc. and Daniel Ratto setting forth the terms and conditions by which Mr. Ratto will serve as acting Chief Financial Officer of the Company. Mr. Ratto will devote between 50% and 70% of his time providing services to the Company, for which Hickey & Hill will charge the Company at a rate of $380 per hour. The agreement does not provide for Mr. Ratto to receive any additional compensation or benefits from the Company. Mr. Ratto's term of engagement is through December 31, 2008 and can be terminated by either party upon 90 days advance notice. In the event that the Company terminates the engagement prior to December 31, 2007, the Company will pay Hickey & Hill, Inc. estimated fees that would have been earned between the date of termination and December 31, 2007, but in no event less than 90 days worth of estimated fees.

Also on August 2, 2007, the Company entered into an new engagement agreement with Hickey & Hill, Inc. and E. Lawrence Hill, Jr. setting forth the terms and conditions by which Mr. Hill serves as acting President and Chief Operating Officer of the Company. Mr. Hill will devote between 50% and 70% of his time providing services to the Company for which Hickey & Hill will charge the Company at a rate of $450 per hour. The agreement does not provide for Mr. Hill to receive any additional compensation or benefits from the Company. Mr. Hill's term of engagement is through December 31, 2008 and can be terminated by either party upon 90 days advance notice. In the event that the Company terminates the engagement prior to December 31, 2007, the Company will pay Hickey & Hill, Inc. estimated fees that would have been earned between the date of termination and December 31, 2007, but in no event less than 90 days worth of estimated fees.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

Date: August 06, 2007	By:	/s/ E. Lawrence Hill, Jr.
E. Lawrence Hill, Jr.
President and Chief Operating Officer